Section 2: EX-99.1 (EXHIBIT 99.1)
Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS RECORD THIRD QUARTER AND NINE MONTHS NET INCOME

●	Q3 2015 Net Income up 23% and EPS up 19% over Q3 2014
●	Q3 2015 Net Income of $0.50 Per Fully Diluted Share
●	Nine Months 2015 Net Income up 31% and EPS up 27% over Nine Months 2014
●	Tangible Book Value up 12.8% from Q3 2014 to $17.81 Per Share
●	Deposits Grew by 35% and Loans Grew by 18% from Q3 2014
●	Asset Quality Remains Very Strong
●	BankMobile Expected to Meet its 1-Year Customer Acquisition Goal
●	2016 Fully Diluted EPS Estimated to be Between $2.40 and $2.50

Wyomissing, PA - October 28, 2015 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively "Customers"), reported net income to common shareholders of $14.3 million for third quarter of 2015 ("Q3 2015") compared to net income to common shareholders of $11.7 million for third quarter of 2014 ("Q3 2014"), an increase of $2.6 million, or 23%. Fully diluted earnings per share for Q3 2015 was $0.50 compared to $0.42 fully diluted earnings per share for Q3 2014, an increase of $0.08 per share, or 19%. Average fully diluted shares for Q3 2015 were 28.7 million compared to average fully diluted shares for Q3 2014 of 28.0 million.
Customers also reported earnings of $39.3 million for the first nine months of 2015 compared to earnings of $30.0 million in the first nine months of 2014, an increase of $9.3 million, or 31%. Fully diluted earnings per share for the first nine months of 2015 was $1.37 compared to $1.08 for the first nine months of 2014, an increase of $0.29 per share, or 27%. Customers' 2015 earnings for the first nine months of 2015 includes a $6.0 million pre-tax provision for loan losses related to a fraudulent loan recorded in the second quarter of 2015.
Commenting on the record net income levels for the third quarter and nine months of 2015, Jay Sidhu, Chairman and CEO of Customers stated, “Customers is very pleased to report record earnings, $0.50 per share net income for the third quarter of 2015. As a company we set ambitious performance goals, build strategies to achieve those goals, and work hard to execute our plans. While maintaining superior risk management discipline, we continue to track toward achieving both our short-term and long-term goals. We believe we will report in excess of $1.00 per share in earnings for the second half of 2015, we expect to earn between $2.40 and $2.50 per share in 2016, and achieve our goals of reaching about a 1.0% return on assets, and 12.0% return on common equity in the next two years.”
Other financial and business highlights for Q3 2015 include:

•
Customers achieved a return on assets of 0.82% in Q3 2015 compared to 0.77% in Q3 2014, and achieved a return on common equity of 11.83% in Q3 2015 compared to 10.97% in Q3 2014, as earnings increased in Q3 2015.

•
Total loans, including loans held for sale, increased $1.0 billion, or 18%, to $6.5 billion as of September 30, 2015 compared to total loans as of September 30, 2014 of $5.5 billion. Loans to mortgage companies increased $469 million, commercial and industrial loans (including owner occupied commercial real estate) increased $194 million, multi-family loans increased $287 million, non-owner occupied commercial real estate loans increased $84 million, and consumer loans decreased $40 million over the prior year.

•
Total deposits increased $1.5 billion, or 35%, to $5.8 billion as of September 30, 2015 compared to total deposits of $4.3 billion as of September 30, 2014. Demand deposits increased $154 million, money market deposits increased $537 million and CDs increased $806 million over the prior year.

•	Customers reported a $2.1 million provision for loan losses in Q3 2015.

•
Non-performing loans totaled $17.8 million as of September 30, 2015, or 0.27% of total loans, compared to $14.0 million as of September 30, 2014, or 0.25% of total loans. The increase in the amount of non-performing loans reflects the $3.7 million net remaining balance of the fraudulent loan reported in Q2 2015 ($9.0 million original loan balance less $5.3 million charged off during Q3 2015). The total credit reserve for loan losses was 197% of the non-performing loan balance as of September 30, 2015.

•
The Q3 2015 efficiency ratio was 54.0% compared to a 54.5% Q3 2014 efficiency ratio. The Q3 2015 efficiency ratio includes $1.6 million of net expense for BankMobile. Excluding BankMobile net expenses, the efficiency ratio would have been 51.2% for Q3 2015.

•	Capital levels continue to exceed the “well-capitalized” thresholds established by regulation at both the holding company and bank.

•	Consistent with Customers' stated intent to moderate balance sheet growth, Customers maintained total assets of $7.6 billion during Q3 2015 compared to Q2 2015, improving its capital ratios.

•
The tangible book value per common share continued to increase, reaching $17.81 at September 30, 2015, compared to $16.43 at December 31, 2014 and $15.79 at September 30, 2014, an increase of 12.8% year-over-year.

Q3 2015 compared to Q2 2015:
Customers’ Q3 2015 net income available to common shareholders of $14.3 million increased $3.3 million, or 30%, from earnings of $11.0 million for the second quarter of 2015 ("Q2 2015"). The increase in Q3 2015 compared to Q2 2015 earnings resulted primarily from recording a $6.0 million pre-tax provision for loan losses in Q2 2015 related to the identification of a fraudulent loan (considering the effect of income taxes, the effect of the provision for loan losses related to the fraudulent loan was to decrease net income $3.9 million in Q2 2015). During Q3 2015, Customers charged-off $5.3 million of the $9.0 million loan balance.

Other financial highlights for Q3 2015 compared to Q2 2015 include:

•
Net interest margin in Q3 2015 of 2.79% increased approximately 6 basis points compared to the net interest margin for Q2 2015 of 2.73%. The net interest margin increase resulted primarily from continued discipline in pricing and an increase of $1.0 million in prepayment fees on multi-family loans in Q3 2015.

•
Q3 2015 non-interest expense of $30.3 million was up approximately $4.6 million from Q2 2015 primarily due to net benefits received in Q2 2015 of $0.6 million from real estate owned sales and valuation adjustments compared to net costs in Q3 2015 of $1.7 million resulting primarily from the non-guaranteed portion of losses recognized on REO valuation adjustments, and reduction of the Pennsylvania shares tax expense (expense was reduced $2.3 million) in Q2 2015.

•
Customers continued its planned strategy to moderate its balance sheet growth, with total assets largely unchanged as of September 30, 2015 compared to June 30, 2015 at $7.6 billion. Total loans, including loans held for sale, also remained flat as of September 30, 2015 compared to June 30, 2015 at $6.5 billion, with increases in commercial and industrial loans (including owner occupied commercial real estate) of $48 million, non-owner occupied real estate loans of $17 million and multi-family loans of $136 million offset by a decrease in loans to mortgage companies of $266 million.

•	Deposits increased during Q3 2015 by $308 million, or 5.6%, to $5.8 billion.

•	Customers sold approximately $36 million of multi-family loans at approximately a 1.0% gain during Q3 2015. There were no multi-family loan sales during Q2 2015.

The following table presents a summary of key earnings metrics for the three quarters ending September 30, 2015, June 30, 2015 and September 30, 2014:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	Q3	Q2	Q3
	2015	2015	2014

Net income available to common shareholders	$14,309	$11,049	$11,662
Basic earnings per common share ("EPS")	$0.53	$0.41	$0.44
Diluted EPS	$0.50	$0.39	$0.42
Average common shares outstanding - basic	26,872,787	26,839,799	26,730,347
Average common shares outstanding - diluted	28,741,129	28,680,664	27,984,840

Return on average assets	0.82%	0.65%	0.77%
Return on average common equity	11.83%	9.44%	10.97%
Net interest margin, tax equivalent	2.79%	2.73%	2.79%
Efficiency ratio	54.0%	48.4%	54.5%
Non-performing loans to total loans (including held-for-sale and FDIC-covered loans)	0.27%	0.16%	0.25%
Reserves to non-performing loans (NPLs)	197.01%	369.90%	246.4%
Net charge-offs	$5,657	$999	$325

Tangible book value per common share (period end) (1)	$17.81	$17.28	$15.79
Period end stock price	$25.70	$26.89	$17.96

(1) Calculated as total equity less preferred stock and goodwill and other intangibles divided by common shares outstanding at period end.

Net Interest Margin

Net interest margin ("NIM") was flat at 2.79% in Q3 2015 compared to Q3 2014, and increased 6 basis points from Q2 2015, as Customers maintained its NIM over a period in which the industry NIM has been rapidly contracting. The flat NIM of Q3 2015 compared to Q3 2014 resulted from a 6 basis point reduction in portfolio yields offset by an increase in prepayment fees on multi-family loans and FHLB dividends of $1.3 million, or approximately 6 basis points. The 6 basis point NIM increase in Q3 2015 compared to Q2 2015 resulted from higher prepayment fees on multi-family loans of $1.0 million. As the multi-family loan portfolio that was built largely in 2013 and 2014 seasons, it is expected that prospectively Customers will receive prepayment fees regularly.
Non-Interest Income

Q3 2015 non-interest income of $6.2 million increased $1.1 million compared to non-interest income of $5.1 million in Q3 2014, and decreased $0.2 million compared to non-interest income of $6.4 million in Q2 2015. The $1.1 million increase in Q3 2015 non-interest income compared to Q3 2014 non-interest income resulted primarily from a $0.6 million increase in mortgage warehouse transactional fees as a result of higher processing volume and a $0.4 million gain realized from the sale of multi-family loans. The $0.2 million Q3 2015 decrease in non-interest income compared to Q2 2015 resulted primarily from a $0.6 million credit valuation adjustment for derivative counterparty risk as the value of derivative receivable increased, offset in part by the $0.4 million gain realized from the sale of multi-family loans.

Customers anticipates that it will continue with a low level of multi-family loan sales for the next several quarters.
Non-Interest Expense
Q3 2015 operating expenses of $30.3 million increased $5.6 million, or 22.8%, compared to Q3 2014, and increased $4.6 million compared to Q2 2015 operating expenses of $25.7 million. The Q3 2015 compared to Q3 2014 operating expense increase of $5.6 million resulted primarily from the $1.0 billion growth in Customers’ loan portfolio, requiring increased staffing for loan origination and administrative support, higher occupancy expense, and technology fees (up $3.1 million), a $1.1 million increase in other real estate owned expense primarily resulting from the non-guaranteed portion of losses recognized on write-downs of REO in Q3 2015 and a $1.0 million increase in professional services primarily for consulting fees paid for loan reviews, legal services, and outsourcing of certain accounting and internal audit work and other expenses. The $4.6 million increase in Q3 2015 compared to Q2 2015 non-interest expenses resulted from a $2.3 million increase in other real estate owned expense reflecting the non-guaranteed portion of losses recognized on REO valuation adjustments in Q3 2015 compared to a net recovery of previous REO charge-offs and expenses in Q2 2015, and $2.3 million for reduction of the Pennsylvania shares tax expense estimate (expense was reduced $2.3 million) during Q2 2015.
Provision for Loan Losses and Asset Quality
The Q3 2015 provision for loan losses of $2.1 million includes a $1.2 million provision for third quarter net growth in the held-for-investment loan portfolio (predominately multi-family loans) of approximately $250 million. Non-performing loans as of September 30, 2015 were 0.27% of total loans. The September 30, 2015 total credit reserves of $35.0 million was 197% of total non-performing loans.
Other real estate owned decreased approximately $4.9 million in Q3 2015 to $8.4 million primarily due to valuation adjustments recorded on real estate properties covered by the Federal Deposit Insurance Corporation’s purchase and assumption agreement based on agreed upon sales prices for properties under contract or current valuations. Total non-performing assets of $26.2 million as of September 30, 2015 was 0.34% of total assets.
Customers separates its loan portfolio into “covered” and “non-covered” loans for purposes of analyzing and managing asset quality. Covered loans are those loans that are covered by FDIC purchase and assumption, or loss sharing, agreements, and for which Customers is reimbursed 80% of allowable incurred losses. The FDIC guarantees of covered non-single family loans expired during Q3 2015, although the FDIC guarantees of residential mortgage loans will continue through Q3 2017. All non-single family loans have been reviewed and risk rated based on Customers' underwriting standards, and any estimated losses have been submitted to the FDIC for reimbursement. Guaranteed residential mortgage loans still covered under the FDIC guarantee totaled $13.8 million as of September 30, 2015.

Diversified Loan Portfolio
Customers is a Business Bank that principally focuses on four lending activities; commercial and industrial loans to privately held businesses, multi-family loans principally to high net worth families in the New York City area, selected commercial real estate loans, and banking services to privately held mortgage companies. Commercial and industrial loans, including owner-occupied commercial real estate loans, and non-owner-occupied commercial real estate loans, were approximately $900 million and $1.0 billion, respectively at September 30, 2015. Multi-family loans and mortgage warehouse loans, also considered commercial loans, were approximately $2.5 billion and $1.7 billion, respectively, at September 30, 2015.

Looking Ahead
“Building on the record third quarter earnings, we believe the fourth quarter of 2015 is positioned to be a strong quarter, and Customers expects to report in excess of $0.50 earnings per share for the period,” Mr. Sidhu said. “We have worked hard to position our Company to meet its financial targets irrespective of the slope of the yield curve or level of short term rates and to sustain profitable operations when the markets are stressed,” stated Mr. Sidhu. “We will continue our focus on our core businesses at Customers, growing commercial loans and core deposits, as we look to build our franchise value by building an exceptional business bank. BankMobile development also remains on plan. We expect to attract about 25,000 new customers within the first 12 months of operation of BankMobile,” Sidhu concluded.

Conference Call

Date:            Thursday, October 29, 2015
Time:            10:00 am ET
US Dial-in:        1-800-254-2821
International Dial-in:    1-913-312-1450
Conference ID:        370158
Webcast:        http://public.viavid.com/index.php?id=116371

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on the Company's website at http://customersbank.com/investor relations.php prior to the call.

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $7.6 billion. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, New Hampshire, Massachusetts, and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc. voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and

Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2014 and subsequently filed quarterly reports on Form 10-Q. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	Q3	Q2	Q3
	2015	2015	2014
Interest income:
Loans receivable, including fees	$46,291	$42,801	$39,640
Loans held for sale	14,006	13,522	8,503
Investment securities	2,283	2,253	2,361
Other	1,156	1,107	794
Total interest income	63,736	59,683	51,298

Interest expense:
Deposits	9,022	8,145	6,179
Other borrowings	1,539	1,496	1,494
FHLB advances	1,556	1,799	1,711
Subordinated debt	1,685	1,685	1,700
Total interest expense	13,802	13,125	11,084
Net interest income	49,934	46,558	40,214
Provision for loan losses	2,094	9,335	5,035
Net interest income after provision for loan losses	47,840	37,223	35,179

Non-interest income:
Mortgage warehouse transactional fees	2,792	2,799	2,154
Gain on sale of loans	1,131	827	695
Bank-owned life insurance	1,177	1,169	976
Deposit fees	265	247	192
Mortgage loans and banking income	167	287	212
Gain (loss) on sale of investment securities	(16)	(69)	—
Other	655	1,133	873
Total non-interest income	6,171	6,393	5,102

Non-interest expense:
Salaries and employee benefits	14,981	14,448	12,070
FDIC assessments, taxes, and regulatory fees	3,222	995	3,320
Professional services	2,673	2,792	1,671
Technology, communication and bank operations	2,422	2,838	2,297
Occupancy	2,169	2,199	2,119
Other real estate owned expense (income)	1,722	(580)	603
Advertising and promotion	330	429	261
Loan workout expense (income)	285	(13)	388
Other	2,503	2,552	1,950
Total non-interest expense	30,307	25,660	24,679
Income before tax expense	23,704	17,956	15,602
Income tax expense	8,415	6,400	3,940
Net income	15,289	11,556	11,662
Preferred stock dividend	980	507	—
Net income available to common shareholders	$14,309	$11,049	$11,662

Basic earnings per common share	$0.53	$0.41	$0.44
Diluted earnings per common share	$0.50	$0.39	$0.42

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	September 30,	September 30,
	2015	2014
Interest income:
Loans receivable, including fees	$132,185	$103,216
Loans held for sale	38,428	20,301
Investment securities	6,899	7,944
Other	4,625	1,805
Total interest income	182,137	133,266

Interest expense:
Deposits	24,693	17,321
Other borrowings	4,523	3,834
FHLB advances	5,044	3,348
Subordinated debt	5,055	1,826
Total interest expense	39,315	26,329
Net interest income	142,822	106,937
Provision for loan losses	14,393	12,288
Net interest income after provision for loan losses	128,429	94,649

Non-interest income:
Mortgage warehouse transactional fees	7,864	6,128
Bank-owned life insurance	3,407	2,646
Gain on sale of loans	3,189	1,266
Deposit fees	691	618
Mortgage loans and banking income	605	2,175
Gain (loss) on sale of investment securities	(85)	3,191
Other	2,626	3,298
Total non-interest income	18,297	19,322

Non-interest expense:
Salaries and employee benefits	43,381	33,012
FDIC assessments, taxes, and regulatory fees	7,495	8,529
Professional services	7,378	5,834
Technology, communications and bank operations	7,791	6,767
Occupancy	6,469	6,061
Other real estate owned	2,026	1,845
Advertising and promotion	1,106	1,104
Loan workout	541	1,306
Other	7,245	6,592
Total non-interest expense	83,432	71,050
Income before tax expense	63,294	42,921
Income tax expense	22,497	12,885
Net income	40,797	30,036
Preferred stock dividend	1,487	—
Net income available to common shareholders	$39,310	$30,036

Basic earnings per common share	$1.47	$1.12
Diluted earnings per common share	$1.37	$1.08

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	September 30,	December 31,	September 30,
	2015	2014	2014
ASSETS
Cash and due from banks	$80,475	$62,746	$89,728
Interest-earning deposits	302,924	308,277	241,578
Cash and cash equivalents	383,399	371,023	331,306
Investment securities available for sale, at fair value	418,945	416,685	409,303
Loans held for sale	1,730,002	1,435,459	1,395,720
Loans receivable	4,769,102	4,312,173	4,110,135
Allowance for loan losses	(33,823)	(30,932)	(31,083)
Total loans receivable, net of allowance for loan losses	4,735,279	4,281,241	4,079,052
FHLB, Federal Reserve Bank, and other restricted stock	63,514	82,002	81,772
Accrued interest receivable	16,512	15,205	13,744
FDIC loss sharing receivable	202	2,320	5,995
Bank premises and equipment, net	11,567	10,810	11,147
Bank-owned life insurance	156,909	138,676	137,575
Other real estate owned	8,433	15,371	17,755
Goodwill and other intangibles	3,654	3,664	3,667
Other assets	71,055	52,914	45,399
Total assets	$7,599,471	$6,825,370	$6,532,435

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing	$777,478	$546,436	$697,415
Interest-bearing deposits	5,007,716	3,986,102	3,586,725
Total deposits	5,785,194	4,532,538	4,284,140
Federal funds purchased	50,000	—	—
FHLB advances	985,900	1,618,000	1,594,500
Other borrowings	88,250	88,250	88,250
Subordinated debt	110,000	110,000	112,000
Accrued interest payable and other liabilities	42,149	33,437	27,746
Total liabilities	7,061,493	6,382,225	6,106,636

Preferred stock	55,569	—	—
Common stock	27,413	27,278	27,267
Additional paid in capital	360,903	355,822	354,561
Retained earnings	107,731	68,421	55,245
Accumulated other comprehensive loss	(5,405)	(122)	(3,020)
Treasury stock, at cost	(8,233)	(8,254)	(8,254)
Total shareholders' equity	537,978	443,145	425,799
Total liabilities & shareholders' equity	$7,599,471	$6,825,370	$6,532,435

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Three Months Ended September 30,
	2015		2014
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$312,286	0.26	$244,013	0.25
Investment securities	377,157	2.42	421,213	2.24
Loans held for sale	1,720,863	3.23	1,014,068	3.33
Loans receivable	4,648,986	3.95	3,977,407	3.96
Other interest-earning assets	67,299	5.62	83,313	3.05
Total interest earning assets	7,126,591	3.55	5,740,014	3.55
Non-interest earning assets	260,659		238,223
Total assets	$7,387,250		$5,978,237

Liabilities
Total interest bearing deposits (1)	$4,938,317	0.72	$3,268,502	0.75
Borrowings	1,218,242	1.56	1,674,576	1.17
Total interest bearing liabilities	6,156,559	0.89	4,943,078	0.89
Non-interest bearing deposits (1)	675,455		596,497
Total deposits & borrowings	6,832,014	0.80	5,539,575	0.79
Other non-interest bearing liabilities	19,998		16,596
Total liabilities	6,852,012		5,556,171
Shareholders' equity	535,238		422,066
Total liabilities and shareholders' equity	$7,387,250		$5,978,237

Net interest margin		2.78		2.78
Net interest margin tax equivalent		2.79		2.79

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.64% and 0.63% for the three months ended September 30, 2015 and 2014, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Nine Months Ended September 30,
	2015		2014
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$295,485	0.26	$214,215	0.25
Investment securities	389,253	2.36	461,708	2.29
Loans held for sale	1,594,942	3.22	787,509	3.45
Loans receivable	4,472,704	3.95	3,458,930	3.99
Other interest-earning assets	73,368	7.40	61,961	3.03
Total interest earning assets	6,825,752	3.57	4,984,323	3.57
Non-interest earning assets	268,799		220,389
Total assets	$7,094,551		$5,204,712

Liabilities
Total interest bearing deposits (1)	$4,489,241	0.74	$3,028,465	0.76
Borrowings	1,399,478	1.40	1,136,675	1.06
Total interest-bearing liabilities	5,888,719	0.89	4,165,140	0.84
Non-interest-bearing deposits (1)	684,466		615,956
Total deposits & borrowings	6,573,185	0.80	4,781,096	0.74
Other non-interest bearing liabilities	26,025		14,963
Total liabilities	6,599,210		4,796,059
Shareholders' equity	495,341		408,653
Total liabilities and shareholders' equity	$7,094,551		$5,204,712

Net interest margin		2.80		2.87
Net interest margin tax equivalent		2.80		2.88

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.63% and 0.64% for the nine months ended September 30, 2015 and 2014, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
Asset Quality as of September 30, 2015 (Unaudited)
(Dollars in thousands)
	Total Loans	Non Accrual /NPLs	Other Real Estate Owned	Non Performing Assets (NPAs)	Allowance for loan losses	Cash Reserve	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Loan Type
New Century Originated Loans
Legacy	$43,084	$1,608	$2,811	$4,419	$1,219	$—	$1,219	3.73%	75.81%
Troubled debt restructurings (TDRs)	2,094	931	—	931	59	—	59	44.46%	6.34%
Total New Century Originated Loans	45,178	2,539	2,811	5,350	1,278	—	1,278	5.62%	50.33%

Originated Loans
Multi-Family	2,399,387	—	—	—	9,206	—	9,206	—%	—%
Commercial & Industrial (1)	844,814	6,283	151	6,434	10,187	—	10,187	0.74%	162.14%
Commercial Real Estate- Non-Owner Occupied	860,225	3,947	—	3,947	3,521	—	3,521	0.46%	89.21%
Residential	109,730	8	—	8	1,876	—	1,876	0.01%	23,450.00%
Construction	89,382	—	—	—	1,106	—	1,106	—%	—%
Other Consumer	152	—	—	—	8	—	8	—%	—%
TDRs	540	—	—	—	5	—	5	—%	—%
Total Originated Loans	4,304,230	10,238	151	10,389	25,909	—	25,909	0.24%	253.07%

Acquired Loans
Covered	12,701	1,187	516	1,703	112	—	112	9.35%	9.44%
Non-Covered	353,724	1,126	4,955	6,081	482	1,209	1,691	0.32%	150.18%
TDRs Covered	522	—	—	—	—	—	—	—%	—%
TDRs Non-Covered	7,498	2,692	—	2,692	—	—	—	35.90%	—%
Total Acquired Loans	374,445	5,005	5,471	10,476	594	1,209	1,803	1.34%	36.02%

Acquired Purchased Credit-impaired Loans
Covered	626	—	—	—	284	—	284	—%	—%
Non-Covered	44,100	—	—	—	5,758	—	5,758	—%	—%

Total Acquired Purchased Credit-impaired Loans	44,726	—	—	—	6,042	—	6,042	—%	—%
Deferred Origination Fees/Unamortized Premium/Discounts, net	523	—	—	—	—	—	—	—%	—%
Total Loans Held for Investment	4,769,102	17,782	8,433	26,215	33,823	1,209	35,032	0.37%	197.01%
Total Loans Held for Sale	1,730,002	—	—	—	—	—	—	—%	—%
Total Portfolio	$6,499,104	$17,782	$8,433	$26,215	$33,823	$1,209	$35,032	0.27%	197.01%

(1) Commercial & industrial loans, including owner occupied commercial real estate.